EXHIBIT 5.1

July 27, 2012
File No.:  274529.1/16154

Entrée Gold Inc.
Suite 1201 – 1166 Alberni Street
Vancouver, British Columbia
Canada V6E 3Z3

Dear Sirs/Mesdames:

Re:	Entrée Gold Inc. – Common Shares Reserved for Issuance Pursuant to Options Governed by the Entrée Gold Inc. Stock Option Plan

We have acted as counsel to Entrée Gold Inc. (the “Corporation”), a corporation governed by the Business Corporations Act (British Columbia) (the “BCBCA”), and have been asked to give this opinion in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, relating to the sale by the Corporation from time to time of up to 12,887,724 common shares of the Corporation (the “Shares”), reserved for issuance as options (“Options”) under the Entrée Gold Inc. Stock Option Plan (the "Plan").

We have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents, including certificates and other documents of public officials and officers of the Corporation and others, and have made such other examinations, searches and investigations as we have considered necessary, as the basis for the opinions hereinafter expressed.  As to the various questions of fact relevant to this opinion, we have relied upon representations in certificates or other documents of or made by an officer or officers of the Corporation or of other companies or public officials as the case may be.

For the purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as photostatic, certified or facsimile copies (including commercial reproductions or documents obtained from SEDAR, the electronic filing system of the securities regulatory authorities in Canada, or EDGAR, the electronic filing system of the U.S. Securities and Exchange Commission), the authenticity and completeness of the originals of photostatic or facsimile copies and that all documents submitted to us as copies, certified or facsimile copies conform to authentic and complete original documents and that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us are complete and accurate.

In addition, we have assumed the legal capacity for all purposes relevant hereto of all natural persons signing any documents and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority

(corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are legal, valid, binding and enforceable obligations of such parties.

The opinion herein is based on and limited to the laws of the Province of British Columbia and the laws of Canada applicable therein and is limited to the BCBCA.  This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof on any matter set forth herein.

Based on and subject to the foregoing, as of the date hereof, we are of the opinion that any Shares that may be issued pursuant to the Plan, have been duly authorized by the Corporation, and that the Shares, when issued pursuant to exercise of Options in accordance with the terms of the Plan and upon receipt by the Corporation of full payment therefor, will be validly issued as fully paid and non-assessable shares of the Corporation.

We hereby consent to the use of our name in and the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

The foregoing opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document and copies may not be delivered to, any other person without our prior written consent.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP